Exhibit 99.1

Murphy USA Welcomes Michael G. Kulp to Board of Directors

El DORADO, Arkansas, December 10, 2025 – Murphy USA Inc. (NYSE: MUSA) is pleased to announce that the Board of Directors has appointed Michael G. Kulp as an independent director of the company.

“We are honored to add Mike to our Board,” said Madison Murphy, Chairman of Murphy USA Inc. “His extensive experience in retail food service operations, combined with his proven leadership in scaling multi-unit businesses, will bring valuable insights as we continue to strengthen our operational excellence and deliver value to our shareholders.”

Mr. Kulp is the Founder and CEO of KBP Brands, one of the largest operators of quick-service restaurants in the United States and globally. Since its founding in 2011, KBP Brands has grown to operate more than 1,200 KFC, Taco Bell, Arby’s, and Sonic restaurants across 32 states, employing over 23,000 people. To achieve this impressive growth, Mr. Kulp has led KBP through over 95 multi-unit acquisitions across the United States.

Beyond KBP, Mr. Kulp is the immediate past Chairman of Restaurant Supply Chain Solutions, LLC, the world’s largest quick-service restaurant purchasing and distribution cooperative. He is also a board member and past chairman of Neurodiversity Innovations and previously served on the board of Airshare, one of the largest private aviation companies in the United States.

About Murphy USA
Murphy USA (NYSE: MUSA) is a leading retailer of gasoline and convenience merchandise with more than 1,750 stores located primarily in the Southwest, Southeast, Midwest and Northeast United States. The Company and its team of over 17,000 employees serve an estimated two million customers each day through its network of retail gasoline and convenience stores in 27 states. The majority of Murphy USA's stores are located in close proximity to Walmart Supercenters, but we also operate standalone stores that market gasoline and other products under the Murphy USA, Murphy Express, and QuickChek brands. Murphy USA ranks 231 among Fortune 500 companies.

Source: Murphy USA Inc. (NYSE: MUSA)

Investor Contact:
Christian Pikul – Vice President of Investor Relations and FP&A
Christian.Pikul@murphyusa.com

Ash Aulds – Director of Investor Relations and FP&A
Ash.Aulds@murphyusa.com